Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Intensity Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c)	394,500	$4.95	$1,952,775	$0.00014760	$288.23
Total Offering Amount					$1,952,775		$288.23
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$288.23
(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (“common stock”), of Intensity Therapeutics, Inc. (the “Company”) that may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
(2)    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based on the average of the high and the low price of common stock as reported on The Nasdaq Capital Market as of a date (June 28, 2024) within five business days prior to filing this Registration Statement..